Exhibit 99.1

Contact:
Ed Dickinson
Chief Financial Officer, 636.916.2150

FOR IMMEDIATE RELEASE

LMI AEROSPACE, INC. ANNOUNCES FIRST QUARTER 2011 RESULTS

Company Reaffirms Guidance for 2011

ST. LOUIS, May 6, 2011 -- LMI Aerospace, Inc. (Nasdaq:LMIA), a leading provider of design engineering services, structural assemblies, kits and components to the aerospace, defense and technology markets, today announced financial results for the first quarter of 2011.

First Quarter Highlights

•	Earnings per diluted share of $0.37 for the first quarter of 2011, up from $0.34 per diluted share the first quarter of 2010 and $0.26 per diluted share in the fourth quarter of 2010

•	Gross profit of 27.1 percent for the Aerostructures segment in the first quarter of 2011 compared to 26.5 percent for the year ago quarter and 24.6 percent in the fourth quarter of 2010

•	Sales of $22.5 million in the first quarter of 2011 for the Engineering Services segment compared to $19.2 million in the first quarter of 2010

•	Demand for additional engineers on new projects is increasing

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LMI Aerospace Announces
First Quarter 2011 Results

First Quarter Results

Net sales for the first quarter of 2011 were $60.9 million compared to $60.4 million in the first quarter of 2010.  Aerostructures net sales decreased to $39.5 million in the first quarter of 2011 from $41.2 million in the prior year’s first quarter, and Engineering Services net sales increased to $22.5 million compared to $19.2 million in the prior year’s first quarter.  Net income for the first quarter of 2011 was $4.3 million, or $0.37 per diluted share, up from $3.9 million, or $0.34 per diluted share, for the first quarter of 2010.  The first quarter of 2011 included a lower tax expense of $0.4 million or approximately $0.04 per diluted share associated with a one time non-taxable gain.

“In the fourth quarter of 2010, we began to sense a decided change in our customer interest in both manufacturing of aerospace structural components and in high level engineering services,” LMI Chief Executive Officer Ronald Saks said.  “We experienced an increase in dialog with customers about providing more complex structural assemblies and components, and we fielded inquiries about legacy engineering services on new projects, as well as studies to provide engineering based on more cost efficient designs.  Our quoting activity steadily increased as customers began to seek assistance on both new projects as well as manufacturing of legacy products currently performed at their facilities or by smaller manufacturers, which likely could not produce at projected rates in the future.”

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LMI Aerospace Announces
First Quarter 2011 Results

“Since January of 2011, we have continued to review potential projects and have had very heavy quoting activity,” Saks said.  “In order to satisfy these growing needs foradded assemblies and engineering services, we have increased our capital expenditures, negotiated for added facility space, and commenced hiring in both segments, with the highest percentage demand expected to affect our engineering group, based on the need to support the Boeing Tanker program, certain Bombardier projects and several new customers.”

Net sales for the Aerostructures segment for the first quarter of 2011 and 2010, respectively, were as follows:

Category	Q1 2011	% of Total	Q1 2010	% of Total
	($ in millions)
Large commercial aircraft	$14.4	36.5%	$18.5	44.9%
Corporate and regional aircraft	12.3	31.1%	11.5	27.9%
Military	9.0	22.8%	9.3	22.6%
Other	3.8	9.6%	1.9	4.6%
Total	$39.5	100.0%	$41.2	100.0%

Large commercial aircraft sales decreased, as lower demand for aftermarket wing modification kits has continued since the second quarter of 2010 and weaker demand for Boeing 747-8 products occurred due to delays in completing the development and certification of the aircraft.  We do expect increased demand for both of these products in the second half of 2011.  Corporate and regional aircraft sales increased because of rising production rates for the new Gulfstream G650 aircraft.  Sales of Other products were higher due to increased composite testing services.

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LMI Aerospace Announces
First Quarter 2011 Results

Net sales for the Engineering Services segment for the first quarter of 2011 and 2010, respectively, were as follows:

	($ in millions)
Large commercial aircraft	$9.8	43.6%	$6.5	33.9%
Corporate and regional aircraft	6.2	27.6%	5.0	26.0%
Military	3.7	16.4%	7.4	38.5%
Other	2.8	12.4%	0.3	1.6%
Total	$22.5	100.0%	$19.2	100.0%

Engineering Services net sales grew 17.2 percent in the first quarter of 2011 from the prior year quarter primarily due to increases on several large commercial aircraft programs, including the Airbus A350 and Boeing 787.  Engineering support for certain private and business aircraft generated increased sales in the corporate and regional aircraft market.  The total sales increase in the quarter was partially offset by a decline in the military market due to completion of requirements on the CH-53 in 2010.  Other sales increased due to tooling programs on the 787 and other Boeing platforms.

Consolidated gross profit was $14.6 million or 23.9 percent of net sales in the quarter ended March 31, 2011, which compares to $14.4 million or 23.8 percent of net sales in the prior year’s first quarter.  The Aerostructures segment generated gross profits of $10.7 million or 27.1 percent of net sales in the first quarter of 2011 compared to $10.9 million or 26.5 percent of net sales in the first quarter of 2010 as favorable customer product mix coupled with manufacturing efficiencies helped improve margins.  The Engineering Services segment generated first quarter 2011 gross profit of $3.9 million or 17.3 percent of net sales versus $3.5 million or 18.2 percent of net sales for the prior year quarter.  Gross margins in the first quarter of 2011 were reduced because of lower margins on one new program, non-billable start up costs on another and a joint test program with Intec.

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LMI Aerospace Announces
First Quarter 2011 Results

Selling, general and administrative expenses (SG&A) were $8.7 million or 14.3 percent of net sales for the first quarter of 2011, up from $8.0 million or 13.3 percent for the year ago quarter.  SG&A for the Aerostructures segment for the first quarter of 2011 was $6.5 million, up from $6.2 million in the first quarter of 2010, including an impairment charge for an intangible asset of $1.2 million and a benefit from the elimination of a liability for contingent consideration relating to a previous acquisition of $1.2 million.  The Engineering Services segment had SG&A of $2.2 million in the first quarter of 2011, up from $1.8 million in the prior year’s first quarter.  For both segments, SG&A increased due to higher payroll and fringe benefits costs in anticipation of growth.

Net interest expense was $0.1 million in the first quarter of 2011 compared to $0.2 million the prior year due to lower debt levels.  The effective income tax rate was 26.3 percent in the first quarter of 2011 compared to 36.5 percent in the first quarter of 2010.  The effective tax rate in the first quarter of 2011 reflects a $0.4 million lower tax expense from a non-taxable gain associated with the elimination of an acquisition related liability as previously discussed.

The company generated free cash flow of $1.2 million in the first quarter of 2011 compared to $4.9 million in the year ago first quarter.  Inventories and accounts receivable grew during the first quarter of 2011, as revenue and production increased during each month of the quarter.

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LMI Aerospace Announces
First Quarter 2011 Results

LMI also announced that backlog at March 31, 2011, was $235.0 million compared to $215.0 million at the end of the prior year quarter.

LMI re-affirmed its guidance for 2011, which was issued on March 11, 2011.  The aforementioned non-taxable gain recorded in the first quarter of 2011 will impact LMI’s overall effective tax rate for 2011, reducing it to approximately 32.5 percent.  The company still expects an effective tax rate of approximately 34.0 percent for the balance of the year.

“During the 2011 quarter, we met with our key customers to discuss the growing need for redundancy in the supply chain, with emphasis on avoiding a single point of failure and providing the geographical diversity needed to protect against external causes for a stoppage of production,” Saks said.  “Our current business model includes some production of similar customer items at several of our plants, which are located in several regions in North America.  Customer work transfers to make room for increased production of large structural assemblies should result in work statement for sub-assemblies and components passing to capable suppliers, which can internally mitigate customers’ production risk. LMI is in a favorable position to provide our customers with the facilities needed to give them confidence we can support their needs.”

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LMI Aerospace Announces
First Quarter 2011 Results

“We continue to seek to enhance our capabilities through acquisition which we believe would enable us to control a greater percentage of the content required for these assemblies,” Saks said.  “Additionally, investment in supply chain is expected to protect increased production rates. In addition, growth of our legacy Engineering Services segment with an emphasis on design and build and design to manufacture for cost should provide LMI the tools needed to meaningfully increase its value to our customers and for all of our stakeholders.”

LMI Aerospace, Inc. is a leading provider of design engineering services, structural assemblies, kits and components to the aerospace, defense and technology markets. Through its Aerostructures segment, the company primarily fabricates, machines, finishes, integrates, assembles and kits formed close-tolerance aluminum and specialty alloy and composite components and higher level assemblies for use by the aerospace, defense and technology industries. It manufactures more than 30,000 products for integration into a variety of aircraft platforms manufactured by leading original equipment manufacturers and Tier 1 aerospace suppliers. Through its Engineering Services segment, operated by its D3 Technologies, Inc. subsidiary, the company provides a complete range of design, engineering and program management services, supporting aircraft lifecycles from conceptual design, analysis and certification through production support, fleet support and service life extensions via a complete turnkey engineering solution.

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LMI Aerospace Announces
First Quarter 2011 Results

This news release includes forward-looking statements related to LMI Aerospace, Inc.’s outlook for 2011 and beyond, which are based on current management expectations. Such forward-looking statements are subject to various risks and uncertainties, many of which are beyond the control of LMI Aerospace, Inc. Actual results could differ materially from the forward-looking statements as a result of, among other things, the factors detailed from time to time in LMI Aerospace, Inc.’s filings with the Securities and Exchange Commission. Please refer to the Risk Factors contained in the company’s Annual Report on Form 10-K for the year ended December 31, 2010, and any risk factors set forth in the company’s other subsequent filings with the Securities and Exchange Commission.

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LMI Aerospace, Inc.
Condensed Consolidated Balance Sheets
(Amounts in thousands, except share and per share data)
(Unaudited)

	March 31,	December 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$3,021	$1,947
Trade accounts receivable, net of allowance of $266 at March 31, 2011 and $253 at December 2010	37,148	34,006
Inventories	47,144	45,148
Prepaid expenses and other current assets	2,514	2,729
Deferred income taxes	3,379	3,846
Total current assets	93,206	87,676

Property, plant and equipment, net	21,684	21,346
Goodwill	49,102	49,102
Intangible assets, net	19,131	20,827
Other assets	892	898
Total assets	$184,015	$179,849

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$7,813	$7,898
Accrued expenses	10,458	11,246
Short-term deferred gain on sale of real estate	233	233
Current installments of long-term debt and capital lease obligations	152	181
Total current liabilities	18,656	19,558

Long-term deferred gain on sale of real estate	3,015	3,073
Long-term debt and capital lease obligations, less current installments	-	28
Deferred income taxes	7,427	7,427
Total long-term liabilities	10,442	10,528

Shareholders’ equity:
Common stock, $0.02 par value per share; authorized 28,000,000 shares; issued 12,121,745 and 12,075,030 shares at March 31, 2011 and December 31, 2010, respectively	242	242
Preferred stock, $0.02 par value per share; authorized 2,000,000 shares; none issued at either date	-	-
Additional paid-in capital	74,099	73,440
Treasury stock, at cost, 254,142 shares at March 31, 2011 and 301,772 shares at December 31, 2010	(1,206)	(1,432)
Retained earnings	81,782	77,513
Total shareholders’ equity	154,917	149,763
Total liabilities and shareholders’ equity	$184,015	$179,849

LMI Aerospace, Inc.
 Condensed Consolidated Statements of Income
(Amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2011	2010

Sales and service revenue
Product sales	$37,354	$40,244
Service revenues	23,545	20,171
Net sales	60,899	60,415
Cost of sales and service revenue
Cost of product sales	26,649	29,516
Cost of service revenues	19,692	16,493
Cost of sales	46,341	46,009
Gross profit	14,558	14,406

Selling, general and administrative expenses	8,651	8,040
Income from operations	5,907	6,366

Other income (expense):
Interest expense, net	(137)	(227)
Other, net	23	(4)
Total other expense	(114)	(231)

Income before income taxes	5,793	6,135
Provision for income taxes	1,524	2,239

Net income	$4,269	$3,896

Amounts per common share:
Net income per common share	$0.37	$0.34

Net income per common share assuming dilution	$0.37	$0.34

Weighted average common shares outstanding	11,509,198	11,369,768
Weighted average dilutive common shares outstanding	11,693,800	11,462,302

LMI Aerospace, Inc.
 Condensed Consolidated Statements of Cash Flows
(Amounts in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2011	2010
Operating activities:
Net income	$4,269	$3,896
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,812	1,942
Intangible asset impairment	1,163	-
Contingent consideration write-off	(1,235)	-
Restricted stock compensation	375	467
Deferred taxes	467	-
Other noncash items	377	8
Changes in operating assets and liabilities:
Trade accounts receivable	(3,158)	(3,628)
Inventories	(2,308)	(115)
Prepaid expenses and other assets	(320)	45
Current income taxes	847	796
Accounts payable	(85)	42
Accrued expenses	635	2,997
Net cash provided by operating activities	2,839	6,450
Investing activities:
Additions to property, plant and equipment	(1,617)	(1,551)
Net cash used by investing activities	(1,617)	(1,551)
Financing activities:
Principal payments on long-term debt and notes payable	(57)	(99)
Advances on revolving line of credit	-	7,692
Payments on revolving line of credit	-	(12,692)
Changes in outstanding checks in excess of bank deposits	-	417
Other, net	(91)	62
Net cash used by financing activities	(148)	(4,620)
Net increase in cash and cash equivalents	1,074	279
Cash and cash equivalents, beginning of year	1,947	31
Cash and cash equivalents, end of quarter	$3,021	$310

LMI Aerospace, Inc.
Selected Non-GAAP Disclosures
(Amounts in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2011	2010

Non-GAAP Financial Information
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)(1):

Net Income	$4,269	$3,896

Income tax expense	1,524	2,239
Depreciation and amortization	1,812	1,942
Intangible asset impairment	1,163	-
Contingent consideration	(1,235)	-
Stock based compensation	375	467
Interest expense, net	137	227
Other, net	(23)	4

Adjusted EBITDA	$8,022	$8,775

Free Cash Flow (2):

Net cash provided by operating activities	$2,839	$6,450
Less:
Capital expenditures	(1,617)	(1,551)

Free cash flow	$1,222	$4,899

1. We believe Adjusted EBITDA is a measure important to many investors as an indication of operating performance by the business. We feel this measure provides additional transparency to investors that augments but does not replace the GAAP reporting of net income and provides a good comparative measure. Adjusted EBITDA is not a measure of performance defined by GAAP and should not be used in isolation or as a substitute for the related GAAP measure of net income.

2. We believe Free Cash Flow is a measure of the operating cash flow of the Company that is useful to investors. Free Cash Flow is a measure of cash generated by the Company for such purposes as repaying debt or funding acquisitions. Free Cash Flow is not a measure of performance defined by GAAP and should not be used in isolation or as a substitute for the related GAAP measure of cash provided by operating activities.